Exhibit 23.3

57th Floor, Fortune Financial Center, Suite 57055 East 3rd Ring Road, Chaoyang District Beijing 100020, PRC Tel: +86 (10) 6530-9989

Golden Sun Health Technology Group Limited

Room 503, Building C2, No. 1599

Xinjinqiao Road, Pudong New Area

Shanghai, China 200083

March 17, 2025

We consent to the inclusion in this registration statement on Form F-1 (the “Registration Statement”) of Golden Sun Health Technology Group Limited (formerly known as Golden Sun Education Group Limited) (the “Company”) of the references to our firm as “PRC counsel” appearing in the Prospectus and being part of this Registration Statement.

We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus, which is part of this Registration Statement.

Your faithfully,

/s/ Pacgate Law Firm
Pacgate Law Firm